Exhibit 10.1

Execution Version

WAIVER ACKNOWLEDGMENT

This WAIVER ACKNOWLEDGMENT (this “Acknowledgment”) is made and entered into as of this 10th day of January, 2022 (the “Effective Date”), by and among Dawson Geophysical Company (“Dawson”) and Stephen C. Jumper (the “Employee”).

Reference is hereby made to (i) that certain Agreement and Plan of Merger, dated October 25, 2021, by and among Dawson, Wilks Brothers, LLC and WB Acquisitions Inc. (as amended from time to time, the “Merger Agreement”) and (ii) that certain Employment Agreement between Dawson (formerly known as TGC Industries, Inc.) and the Employee dated as of October 8, 2014 and with an effective date of February 11, 2015 (as amended from time to time, the “Employment Agreement”). Capitalized terms used hrein and not defined shall have the meanings given in the Merger Agreement. In connection with the transactions contemplated by the Merger Agreement (the "Merger"), the Board Resignations are expected to occur pursuant to which the Employee shall cease to serve as a member of and as Chairman of the Board of Directors of Dawson (the “Employee Board Resignation”) effective immediately prior to the Acceptance Time.

Now, therefore, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Dawson and the Employee agree as follows:

1.            Effective Date. The acknowledgments set forth in Section 2 below shall become effective as of the time of the Employee Board Resignation, and if the Employee Board Resignation does not occur, this Acknowledgment shall not become effective and shall have no force or effect without the need for any additional action by Dawson or the Employee.

2.            Waiver.

a.	The Employee hereby acknowledges that as of the Employee Board Resignation, the Employee Board Resignation shall not constitute Good Reason (as defined in the Employment Agreement) and, as such, the Employee shall not have the right to resign for Good Reason (as defined in the Employment Agreement) solely as a result of the Employee Board Resignation.

b.	The Employee hereby acknowledges that as of the Employee Board Resignation, the Employee Board Resignation shall not constitute a termination of the Employee’s employment by the Company.

3.            No Further Effect. The Employee Agreement shall continue in full force and effect and this Acknowledgment shall only apply for the limited purposes expressly set forth herein.

4.            Governing Law. This Acknowledgment shall be governed by and construed in accordance with the laws of the State of Texas without regard to the conflict of law principles of such state.

5.            Entire Acknowledgment. This Acknowledgment constitutes the complete understanding between the parties with regard to the subject matter hereof and supersedes all prior oral or written agreements or understandings with respect to the subject matter hereof.

6.            Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

7.            Counterparts. This Acknowledgment may be executed in one or more counterparts, including by electronic mail, facsimile and portable document format (.pdf) delivery, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Acknowledgment as of the Effective Date.

EMPLOYEE:

/s/ Stephen C. Jumper
Stephen C. Jumper

DAWSON GEOPHYSICAL COMPANY

By:	/s/ Stephen C. Jumper
Name:	Stephen C. Jumper
Its:	President and Chief Executive Officer

Signature Page to

Waiver Acknowledgement

(Jumper)